*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit 10.11

Final Production Eyewear Contracts, between Energy Telecom, Inc., and Samsin USA

Date: August 7, 2009

This Contract is made between Energy Telecom, Inc., of Miami beach, FL (hereinafter identified as ‘Energy’),and Samsin USA, LLC, of Ohio (hereinafter identified as Samsin), and describes a relationship providing for the manufacturer of final prototypes, and one hundred (100) production models of a telecommunication eyewear product.

Responsibilities of Energy and Samsin.

Energy provides:
Components.
◈ Patented UVEX lenses and patented Howard Leight ear plugs.

Samsin provides:
Manufacture.
◈ Hard tooling for the manufacture of telecommunication eyewear.
◈ Manufacture and assembly of the entire telecommunication eyewear, exclusive of lenses and ear plugs.
◈ Operational software, and, Noise Attenuating software, as supplied by StepLabs/Dolby in the U.S.
◈ Packaging and documentation as required.

Phases described in this Contract.

1.	Construction of three (4) fully functional production model prototypes, using the final Industrial Design agreed upon by Energy and Samsin, for final pre-hard-tooling review and acceptance.

2.	Hard tooling for the sixteen (16) separate plastic parts of the telecommunication eyewear.

3.	Manufacture of one hundred (100) fully functional final production model telecommunication eyewear.

     Phase 1.
Construct four (4) fully functional final production model prototypes, using the final Industrial Design agreed upon by Energy and Samsin.

Shared Costs:
Energy: $ 22,000 (2 pair).
Amortization of 1 pair, at a cost of $11,000.00 over 30,000 units.
Samsin: $ 11,000 (1 pair).

Delivery date in the U.S.: Ship Aug. 25, 2009.

Phase 2.
Hard tooling for the sixteen (16) separate plastic parts of the telecommunication eyewear.

The hard tooling shall commence after review, final suggestions for change, and acceptance of the final prototypes, by Samsin and Energy. It is anticipated that acceptance will be issued jointly no later than: Sep 4, 2009.

Completion date of hard tooling: Oct 17, 2009.

Phase 3.
Manufacture one-hundred (100) fully functional final production model telecommunication eyewear.

The 100 models shall include:
◈ The complete eyewear, including graphics, but excluding earpiece tips and lenses, which will be installed by Energy staff when the eyewear arrives in the U.S.
◈ 110VAC battery charger.
◈ USB charging cable.
◈ Vinyl cover for the eyewear itself.

◈ Packaging that closely represents the final packaging to be used for sales to the cellular carrier providers. This shall include a paperboard box with dividers and window, as required, Samsin’s marketing resources will provide guidance as to the type and final configuration of the packaging to be used.

◈ Instruction manual/documentation.

Manufacture of the 100 production models shall commence on Oct 19, 2009.

Energy shall pay $65.00 per unit, delivered to the U.S.

Delivery date in the U.S : not later than Oct 31, 2009

Phase 4.
After the 100 production models are delivered to USA, next production and delivery shall be agreed in the Purchasing Order.
-	Forecasting must be informed to Samsin in 60 days before PO.
-	Shipment for the PO will be made in 40 days after PO.

The reason why the forecasting must be informed to Samsin, is that CSR Chip has approximately 15 week (3month) lead time. This forecasting and shipment information is just guideline that Samsin and Energy have to consider in next order and production.

Conditions and Understandings.

Hard tooling costs:

The hard tooling costs of approximately $90,500 is to be initially absorbed by Samsin, but shall be recovered by the addition of surcharge per unit over the first 30,000 production models of the eyewear, as described in a later contract between Energy and Samsin.

Amortization Summary:
Tooling: $90,500
Prototype: $11,000
Total: $101,500
Total Surcharge over first 30,000 production units: $3.39

Guarantee:
Energy shall guarantee the Purchase of 30,000 units within a twelve (12) month period beginning at 30 days following the delivery of initial 100 units as described in Phase 3.

Approval Cost

Energy shall pay all actual approval costs required or requested for the product. Payment will be made Energy to Samsin on receipt of invoice and approval certificates. At this time, it is known that the product will require FCC and Bluetooth SIG approvals. The estimate for these approvals is $25,000

Costs of the eyewear in volume:

It is understood that it is not finally known if Energy or Samsin will market and distribute the product in particular markets. If the product is to be marketed and distributed by Energy in particular markets, the price per eyewear, delivered to the U.S. shall be:

$ [***] in lots of 5,000 eyewear as described in Phase 3 above.

$ [***] in lots of 25,000 eyewear as described in Phase 3 above.

The $3.39 per pair surcharge for the amortization costs noted in 'Conditions and Understandings', will be added to the above costs for the first 30,000 pair.

Samsin will continuously seek product cost reductions and higher volume lower pricing opportunities. These price reduction opportunities will be passed on to Energy and communicated after experience with initial production of units.

Certifications and product testing:
All testing and certification shall commence after production of the 100 final production models, and their placement with re-sellers and retailers interested in the product.

Energy shall provide all certifications related to the lenses and ear plugs, including but not limited to those required by/for NRR, ANSI, CSA and Mil certifications.

Samsin shall provide all certification/testing related to the electronics for, and the operation of the eyewear, including but not limited to those required by/for UL, BT, S.A.R., CE and Industry Canada.

Further testing, if required, shall be conducted and paid for by joint agreement.

Energy Telecom, Inc.	Samsin USA, LLC

By: /s/ TOM RICKARDS	By: :/s/ THOMAS PERSZYK
Name: Tom Rickards	Name: Thomas Perszyk
Title: President	Title: CEO

Energy Telecom, Inc.
1602 Alton Rd., #12, Miami Beach, FL 33139 USA
305.865.9885, Fax: 305.865.4435, trickards@energytele.com
www.energytele.com